Exhibit 21

CPI INTERNATIONAL, INC.
SUBSIDIARIES

Direct Subsidiaries
Subsidiary	Jurisdiction of Organization
Communications & Power Industries, Inc.	Delaware

Indirect Subsidiaries
Subsidiary	Jurisdiction of Organization	Direct Parent
CPI Subsidiary Holdings Inc.	Delaware	Communications & Power Industries, Inc.
CPI Econco Division	California	Communications & Power Industries, Inc.
CPI Malibu Division	California	Communications & Power Industries, Inc.
Communications & Power Industries International Inc.	Delaware	CPI Subsidiary Holdings Inc.
Communications & Power Industries Asia Inc	Delaware	CPI Subsidiary Holdings Inc.
Communications & Power Industries Canada Inc.	Ontario, Canada	CPI Subsidiary Holdings Inc.
Communications & Power Industries Europe Limited	England and Wales	CPI Subsidiary Holdings Inc.
Communications & Power Industries Italia S.r.L.	Italy	CPI Subsidiary Holdings Inc.
Communications & Power Industries Australia Pty Limited	Australia	CPI Subsidiary Holdings Inc.